Exhibit 4.2

Execution Version

NORTHERN TRUST CORPORATION

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 31, 2013

to

JUNIOR SUBORDINATED INDENTURE

Dated as of January 1, 1997

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The First

National Bank of Chicago, a national banking association), as Trustee

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 31, 2013, is by and between NORTHERN TRUST CORPORATION, a Delaware corporation (the “Corporation”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The First National Bank of Chicago, a national banking association) (the “Trustee”).

RECITALS

WHEREAS, the Corporation has heretofore executed and delivered to the Trustee a Junior Subordinated Indenture, dated as of January 1, 1997 (the “Existing Indenture,” and, together with this First Supplemental Indenture, the “Indenture”) providing for the issuance by the Corporation from time to time of its unsecured junior subordinated debt securities in series (the “Securities”);

WHEREAS, Section 9.1(6) of the Existing Indenture provides that the Corporation and the Trustee may, without the consent of any Holders, enter into indentures supplemental to the Existing Indenture to change or eliminate any of the provisions of the Existing Indenture when no Security is currently outstanding;

WHEREAS, in accordance with Section 9.1(6) of the Existing Indenture, the Corporation and the Trustee wish to amend the Existing Indenture to change or eliminate certain provisions of the Existing Indenture as set forth below;

WHEREAS, the Corporation is delivering contemporaneously herewith to the Trustee, pursuant to the Existing Indenture, an officers’ certificate and an opinion of counsel in connection with the execution and delivery of this First Supplemental Indenture; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Successor Trustee. The parties hereto acknowledge and agree that, whereas The Bank of New York Mellon Trust Company, N.A. is a successor trustee under Section 6.12 of the Existing Indenture to The First National Bank of Chicago, (a) all references in the Indenture to the Trustee shall mean The Bank of New York Mellon Trust Company, N.A., as trustee, (b) all references to “The First National Bank of Chicago” are hereby amended to read “The Bank of New York Mellon Trust Company, N.A.” and (c) The Bank of New York Mellon Trust Company, N.A. shall be entitled to all rights and protections set forth in the Indenture, as amended or supplemented.

Section 1.02 Definitions. The following definitions in Section 1.1 of the Existing Indenture shall be amended and restated in their entirety as follows:

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office as of the date of this instrument is located at 2 North LaSalle, Suite 1020, Chicago, Illinois 60602, except that with respect to presentation of Securities for payment or for registration of transfer, conversion or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division - Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Corporation.

“Debt” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services; (v) every capital lease obligation of such Person; (vi) all indebtedness of the Corporation, whether incurred on or prior to the date of this Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) bank deposits held by such Person; (viii) every obligation of such Person to general creditors; and (ix) every obligation of the type referred to in clauses (i) through (ix) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

“Responsible Officer” means any officer within the Corporate Trust Department – Corporate Finance Unit of the Trustee (or any successor group of the Trustee) located at the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter hereunder, and shall also include any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Senior Indebtedness” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Corporation, whether incurred on or prior to the date of this Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Securities or to other Debt that is pari passu with, or subordinated to, the Securities, provided, however, that Senior Indebtedness shall be deemed to include securities issued under the indenture dated as of September 1, 1990, as amended, by and between the Corporation and CoreStates Bank, N.A. (as successor to The Philadelphia National Bank), as trustee, and shall not be deemed to include (a) any Debt of the Corporation that, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Corporation, (b) any Debt of the Corporation to any of its Subsidiaries, (c) any Debt to any employee of the Corporation, and (d) any Securities.

Section 1.03 Section 1.5 of the Existing Indenture shall be amended to add the following:

Other than with respect to Global Securities, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, and DHL and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile, pdf or other electronic image, confirmed by telephone. Notice so given shall be effective upon actual receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 12 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender; provided further, that all notices sent to Trustee shall be deemed effective upon actual receipt thereof. Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein above.

Section 1.04 Notice to Holders; Waiver. Section 1.6 of the Existing Indenture shall be amended to add the following:

Notwithstanding any provision of this Indenture, in the case of any Global Security, the delivery of any notices to any Holders shall be made in accordance with the Applicable Procedures.

Section 1.05 Governing Law. Section 1.12 of the Existing Indenture shall be amended to add the following:

EACH OF THE CORPORATION AND THE TRUSTEE AND EACH OF THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 1.06 Events of Default. Section 5.1 of the Existing Indenture shall be amended and restated in its entirety as set forth below:

Section 5.1 Events of Default.

“Event of Default,” wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Corporation in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Corporation bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Corporation or any Affiliates thereof seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Corporation, or ordering the liquidation or winding up of the affairs of the Corporation, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(2) the commencement by the Corporation of a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official in respect of it, or the making by it of an assignment for the benefit of creditors.

Section 1.07 Acceleration of Maturity; Rescission and Annulment. Section 5.2 of the Existing Indenture shall be amended and restated in its entirety as set forth below:

Section 5.2 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Securities of that series to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of that series, by written notice to the Corporation and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Corporation has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Securities of that series;

(B) the principal of (and premium, if any, on) any Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates, if any, prescribed therefor in such Securities;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Securities; and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 6.7; and

(2) all Events of Default with respect to Securities of that series have been cured or waived as provided in Section 5.13.

No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

Section 1.08 Collection of Indebtedness and Suits for Enforcement by Trustee. Section 5.3 of the Existing Indenture shall be amended and restated in its entirety as set forth below:

Section 5.3 Reserved. [Reserved.]

Section 1.09 Certain Rights of the Trustee. Section 6.3 of the Existing Indenture shall be amended by adding the following:

(h) The Trustee shall not be deemed to have notice or be charged with knowledge of any default or Event of Default, other than a failure by the Corporation to make any payment hereunder when due, unless (i) written notice of such default or Event of Default from the Corporation or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the

Securities and this Indenture or (ii) a Responsible Officer shall have actual knowledge thereof. The Trustee shall not be deemed to have notice or be charged with knowledge of any matter contained in any periodic report received by the Trustee hereunder.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Corporation deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l) Any request or direction of the Corporation mentioned herein shall be sufficiently evidenced by a Corporation Order or any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(m) The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such person (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(n) In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture or the Securities, the Corporation agrees (i) to provide to The Bank of New York Mellon Trust Company, N.A. sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so The Bank of New York Mellon Trust Company, N.A. can determine whether it has tax-related obligations under Applicable Law, (ii) that The Bank of New York Mellon Trust Company, N.A. shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law for which The Bank of New York Mellon Trust Company, N.A. shall not have any liability, and (iii) to hold harmless The Bank of New York Mellon Trust Company, N.A. for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

(o) In connection with any registration of transfer or exchange, the Trustee may require any Holder or proposed transferee to provide any additional information to comply with any applicable law.

Section 1.10 Selection of Securities to Be Redeemed. Section 11.3 of the Existing Indenture shall be amended by adding the following:

For purposes of this Section 11.3 and Section 11.4 hereof, notwithstanding any provision of this Indenture, in the case of any Global Security, selection of Securities in connection with any partial redemption and the delivery of any notices to any Holders in connection with any redemption or otherwise shall be made in accordance with the Applicable Procedures.

ARTICLE II

MISCELLANEOUS

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

Section 2.02 Effect of this First Supplemental Indenture. The Existing Indenture shall be modified in accordance with this First Supplemental Indenture, and this First Supplemental Indenture shall form part of the Existing Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated or delivered thereunder shall be bound hereby. The Existing Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Any cross-references to the provisions of the Existing Indenture that are deleted or modified as a result of this First Supplemental Indenture are hereby accordingly deleted or modified, as applicable.

Section 2.03 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 2.04 Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.05 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Corporation shall bind its successors and assigns, whether so expressed or not.

Section 2.06 Separability Clause. If any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07 Governing Law; Waiver of Jury Trial.

(a) THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b) EACH OF THE CORPORATION AND THE TRUSTEE AND EACH OF THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NORTHERN TRUST COMPANY

By:	/s/ David L. Tentinger
Name:	David L. Tentinger
Title:	Executive Vice President and Treasurer

By:	/s/ Stephanie S. Greisch
Name:	Stephanie S. Greisch
Title:	Corporate Secretary

(Signature Page to Supplemental Indenture)

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

(Signature Page to Supplemental Indenture)